Exhibit 4.1

PERRIGO FINANCE UNLIMITED COMPANY,

as the Issuer,

PERRIGO COMPANY PLC,

as the Parent Guarantor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Trustee

SUPPLEMENTAL INDENTURE NO. 3

DATED AS OF June 19, 2020

TO INDENTURE

DATED AS OF DECEMBER 2, 2014

Relating To

$750,000,000 3.150% Senior Notes due 2030

SUPPLEMENTAL INDENTURE NO. 3

SUPPLEMENTAL INDENTURE NO. 3, dated as of June 19, 2020 (this “Supplemental Indenture”), among Perrigo Finance Unlimited Company, a public unlimited company organized under the law of Ireland (formerly, Perrigo Finance plc) (the “Issuer”), Perrigo Company plc, a public limited company organized under the law of Ireland (the “Parent” or the “Parent Guarantor”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Issuer and the Parent Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of December 2, 2014 (the “Base Indenture”), providing for the issuance, from time to time, of Securities by the Issuer, to be issued in one or more series as therein provided, and the related guarantee of such Securities by the Parent Guarantor;

WHEREAS, pursuant to the terms of the Base Indenture, the Issuer desires to provide for the establishment of a series of Securities to be known as its 3.150% Senior Notes due 2030 (the “Notes”), and the Parent Guarantor desires to deliver its Guarantee, the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture (together, the “Indenture”);

WHEREAS, the Notes initially will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest on a senior unsecured basis (the “Guarantee”) by the Parent Guarantor; and

WHEREAS, the Issuer and the Parent Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a legal, valid and binding instrument in accordance with its terms, to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee, the legal, valid and binding obligations of the Issuer, and to make the Guarantee included herein, the legal, valid and binding obligation of the Parent Guarantor, and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

Section 1.02. References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture, unless otherwise specified.

Section 1.03. For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Additional Notes” means any additional Notes that may be issued from time to time pursuant to Section 2.01(b).

“Adjusted Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Affiliate Transferee” has the meaning provided in Section 6.03(f).

“Base Indenture” has the meaning provided in the recitals.

“Change in Tax Law” has the meaning provided in Section 11.8 of the Base Indenture, as amended in Section 4.02.

“Change of Control” has the meaning provided in Section 6.03(f).

“Change of Control Offer” has the meaning provided in Section 6.03(a).

“Change of Control Payment” has the meaning provided in Section 6.03(a).

“Change of Control Payment Date” has the meaning provided in Section 6.03(b).

“Change of Control Triggering Event” has the meaning provided in Section 6.03(f).

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term (the “Remaining Life”) of the Notes to be redeemed (assuming that such Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming that such Notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Issuer is provided fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“CRS” means the Standard for Automatic Exchange of Financial Account Information approved on July 15, 2014 by the Council of the Organisation for Economic Cooperation and Development, and any law or regulations made in respect of or in connection it, including Section 891F of the Taxes Consolidation Act 1997 of Ireland and any Irish law or regulation made pursuant to or in connection with that provision.

“DAC II” means Council Directive 2014/107/EU of December 9, 2014 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation, and any law or regulations made in respect of or in connection with it, including Section 891G of the Taxes Consolidation Act 1997 of Ireland and any Irish law or regulation made pursuant to or in connection with that provision.

“Depositary” has the meaning provided in Section 2.03.

“Equity Interests” means the shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“FATCA” means (a) sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a) above, including the Agreement to Improve Tax Compliance and Provide for Reporting and Exchange of Information concerning Tax Matters (United States of America) Order 2013 (S.I. No. 33 of 2013) of Ireland, section 891E of the Taxes Consolidation Act 1997 of Ireland and any Irish law or regulation made pursuant to or in connection with that provision.

“Guarantee” has the meaning set forth in the recitals.

“Indenture” has the meaning provided in the recitals.

“Independent Investment Banker” means one of the Reference Treasury Dealers whom the Issuer appoints.

“Interest Payment Date” has the meaning provided in Section 2.04.

“Investment Grade Rating” has the meaning provided in Section 6.03(f).

“Issue Date” means June 19, 2020.

“Issuer” has the meaning provided in the preamble.

“Moody’s” has the meaning provided in Section 6.03(f).

“Notes” has the meaning provided in the recitals. For the avoidance of doubt, “Notes” shall include the Additional Notes, if any.

“Par Call Date” means March 15, 2030.

“Parent” or “Parent Guarantor” has the meaning provided in the preamble.

“Rating Agencies” has the meaning provided in Section 6.03(f).

“Rating Event” has the meaning provided in Section 6.03(f).

“Record Date” has the meaning provided in Section 2.04.

“Reference Treasury Dealer” means each of BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, and their respective successors and, at the Issuer’s option, additional Primary Treasury Dealers selected by the Issuer; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

“Remaining Life” has the meaning provided in the definition of “Comparable Treasury Issue.”

“S&P” has the meaning provided in Section 6.03(f).

“Supplemental Indenture” has the meaning provided in the preamble.

“Trustee” has the meaning provided in the preamble.

“Voting Stock” has the meaning provided in Section 6.03(f).

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.04. Solely for purposes of the Notes, the following definitions shall amend and restate in their entirety the definitions of such terms found in Section 1.1 of the Base Indenture:

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, that are in effect from time to time, it being understood that, for purposes of this Indenture, all references to codified accounting standards specifically named in this Indenture shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP. At any time after the Issue Date, the Issuer may elect, for all purposes of this Indenture, to apply IFRS accounting principles (or any successor, replacement, amended or updated accounting principles to IFRS that are then in effect in the Issuer’s jurisdiction of organization) in lieu of GAAP, and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time (or such successor, replacement, amended or updated accounting principles) as previously calculated or determined in accordance with GAAP; provided that (1) from and after such election, all financial statements and reports required to be provided pursuant to this Indenture (and all financial statements and reports required to be filed with the Commission or that are otherwise provided to shareholders of the Parent Guarantor) shall be prepared on the basis of IFRS (or such successor, replacement, amended or updated accounting principles), (2) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS (or such successor, replacement, amended or updated accounting principles) with retroactive effect being given thereto assuming that such election had been made on the Issue Date and (3) all accounting terms and references in this Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS (or such successor, replacement, amended or updated accounting principles). The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of the Notes promptly after having made such election (and in any event, within 15 days thereof).

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor which owns or leases a Principal Property and which could secure the Notes with such Principal Property without there being adverse tax consequences to the Parent Guarantor or its subsidiaries.

“Sale and Lease-Back Transactions” means any arrangement with any Person providing for the leasing by the Parent Guarantor or a Restricted Subsidiary of any Principal Property that the Parent Guarantor or such Restricted Subsidiary has sold or transferred or is about to sell or transfer to such Person; provided, however, that this definition does not include transactions between or among the Parent Guarantor and its Restricted Subsidiaries.

Section 1.05. Consent to Creation of Distributable Reserves

(a) Solely for purposes of the Notes, Section 1.21 of the Base Indenture is hereby amended and restated in its entirety as follows:

Each Holder of a Note by its acceptance thereof irrevocably consents, to the fullest extent permitted by applicable law, to the creation of distributable reserves, from time to time, by reducing some or all of the share premium of the Parent Guarantor resulting from the issuance of ordinary shares of the Parent Guarantor or otherwise.

Section 1.06. Currency Indemnity.

For the avoidance of doubt, with respect to the Notes, each reference to “Securities” in Section 1.19 of the Base Indenture shall be deemed to include the Guarantee.

Section 1.07. Submission to Jurisdiction.

The Issuer and the Parent Guarantor each hereby agree to appoint Corporation Service Company, with an office at 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as its agent (or any successor thereto) for service of process in any suit, action or proceeding with respect to the Indenture, the Notes and the Guarantee and for actions brought under the United States federal or state securities laws brought in any United States federal or state court located in the Borough of Manhattan in the County and City of New York.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount.

(a) The Notes are hereby authorized and are designated the 3.150% Senior Notes due 2030, unlimited in aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of the Indenture shall be in an aggregate principal amount of $750,000,000, which amount shall be set forth in the written order of the Issuer for the authentication and delivery of the Notes pursuant to Sections 3.1 and 3.3 of the Base Indenture.

(b) In addition, without the consent of the Holders of the Notes, the Issuer may issue, from time to time, in accordance with the provisions of the Indenture, Additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes in all respects (except for the issue date, issue price, and, if applicable, payment of interest accruing prior to the issue date of such Additional Notes or, if applicable, the first payment of any interest following the issue date of such Additional Notes). Any Additional Notes having such similar terms, together with the other Notes, shall constitute a single series of Notes under the Indenture; provided, that if such Additional Notes are not fungible with the other Notes for U.S. federal income tax purposes, the Additional Notes will be issued under a separate CUSIP number.

Section 2.02. Maturity.

Unless an earlier redemption has occurred, the principal amount of the Notes shall mature and be due and payable, together with any accrued interest thereon, on June 15, 2030.

Section 2.03. Form and Payment.

(a) The Notes shall be issued as global notes, in fully registered book-entry form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

(b) The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon, are to be substantially in the form of Exhibit A which form is hereby incorporated in and made a part of this Supplemental Indenture.

(c) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Issuer, the Parent Guarantor and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(d) Principal, premium, if any, and/or interest, if any, on the global notes representing the Notes shall be made to DTC, which shall act as a depository for the global notes (together with any successor thereto, the “Depositary”).

(e) Wells Fargo Bank, National Association (or any successor thereto) will initially serve as Paying Agent and Security Registrar for the Notes. The transferor of any Note shall provide or cause to be provided to the Trustee all information reasonably requested by the Trustee that is necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”). The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(f) The global notes representing the Notes shall be deposited with, or on behalf of, the Depositary and shall be registered in the name of the Depositary or a nominee of the Depositary. No global note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

(g) A global note deposited with, or on behalf of, the Depositary may be transferred to the beneficial owners thereof in the form of definitive Notes in an aggregate principal amount equal to the principal amount of such global note, in exchange for such global note, in accordance with the procedures set forth in Section 3.5 of the Base Indenture. Definitive Notes shall be issued to the beneficial owners thereof only (i) under the circumstances set forth in Section 3.5 of the Base Indenture or (ii) if an Event of Default has occurred and has not been cured or waived, the Security Registrar has received a request from the Depositary with respect to the issuance of definitive Notes. In connection with any proposed exchange of a global note for a definitive note, there shall be provided to the Trustee all information reasonably requested by the Trustee that is necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Section 2.04. Interest.

Interest on the Notes will be payable in cash and shall accrue at the rate of 3.150% per annum subject to adjustment as described in Section 6 of Notes. Interest on the Notes shall accrue from June 19, 2020 or the most recent interest payment date on which interest was paid, and be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2020 (each, an “Interest Payment Date”). Interest on the Notes shall be payable to the Holders in whose names the Notes are registered at the close of business on the preceding June 1 and December 1 (whether or not that date is a Business Day) (each, a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year comprising twelve 30-day months. If any Interest Payment Date or maturity or Redemption Date falls on a day that is not a Business Day, then the payment will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date. The Issuer shall provide written notice of any adjustment to the interest rate on the Notes pursuant to Section 6 of the Notes on or prior to each Record Date.

Section 2.05. Additional Amounts.

Additional Amounts shall be payable in respect of the Notes pursuant to Section 10.4 of the Base Indenture. Solely for purposes of the Notes, Section 10.4 of the Base Indenture is hereby replaced in its entirety as follows:

“All payments made by the Issuer or any Guarantor (each a “Payor”) on the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) any jurisdiction from or through which payment on the Notes or the guarantee thereof is made, or any political subdivision of governmental authority thereof or therein having the power to tax; or

(2) the United States or any other jurisdiction in which a Payor is organized or otherwise considered to be a resident or engaged in business for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made by a Payor with respect to the Notes, including payments of principal, redemption price, interest or premium, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder of the Notes, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(a) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, senior, beneficiary, partner of, member or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being or having been a citizen, resident or treated as a resident or a national thereof or being or having been present or engaged in a trade or carrying on a business in, or having had a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such Notes or enforcement of rights thereunder or under the guarantee thereof or the receipt of payments in respect thereof;

(b) any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of a Holder of Notes to comply with (x) any certification, identification, information or other reporting requirement, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including a certification that the Holder is not resident in the Relevant Taxing Jurisdiction) (provided that at least 30 days prior to the first payment date with respect to which such withholding, deduction or imposition is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant Holder at that time has been notified (in the manner contemplated by the Indenture) by the Payor or any other person through whom payment may be made of such certification, identification, information or other reporting requirement); or (y) any requirement under U.S. tax laws and regulations to establish any entitlement to a partial or complete exemption from such Taxes to which such Holder is legally entitled (including, but not limited to, by providing Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, as applicable, or any subsequent versions thereof or successor thereto);

(c) any Taxes, to the extent such Taxes were imposed as a result of a note being presented for payment (where Notes are legended Notes in certificated form and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had such note been presented during such 30-day period);

(d) any Taxes that are payable otherwise than by withholding from a payment on or with respect to the Notes or under the guarantee thereof;

(e) any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(f) any Taxes withheld, deducted or imposed on a payment to an individual or a “residual entity” (as interpreted within the context of European Council Directive 2003/48/EC) that are required to be made pursuant to European Council Directive 2003/48/EC Directive or any other directive implementing the conclusions of the ECOFIN Council meeting on November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to such directive;

(g) any Taxes imposed on or with respect to a payment made to a Holder of the Notes who would have been able to avoid such imposition by presenting (where the Notes are legended Notes in certificated form and presentation is required) the relevant note to another Paying Agent in a member state of the European Union;

(h) any Taxes imposed on or with respect to any payment by the Issuer or the Parent to the Holder if such Holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that Taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Note;

(i) any Taxes imposed by reason of the Holder:

A. owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Issuer, Perrigo Company, a Michigan corporation that is an indirect wholly-owned subsidiary of Parent, or Parent, as described in Section 871(h)(3)(B) of the Code;

B. being a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

C. being a controlled foreign corporation (a “CFC”) that is related to the Issuer, Perrigo Company or Parent by stock ownership within the meaning of Section 881(c)(3)(C) of the Code;

(j) any Taxes imposed as a result of such Holder’s present or former status under the Code as a personal holding company, a foreign personal holding company, a CFC, a passive foreign investment company, a foreign tax exempt organization or a corporation which accumulates earnings to avoid U.S. federal income tax;

(k) any Taxes imposed under Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, and any intergovernmental agreements or treaties (and any related legislation, rules, or official administrative practices) implementing the foregoing;

(l) any U.S. federal backup withholding Taxes; or

(m) any combination of items (a) through (l) above.

As used in this Section 10.4, the term “Holder” shall include both a Holder of the Notes and a beneficial owner of the Notes, as applicable. In the event the Notes are held in global form, the right to receive Additional Amounts shall be determined at the beneficial owner level.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Payor will furnish to the Trustee (or to a Holder upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, such certified copies to each Holder. Copies of such documentation will be available for inspection during ordinary business hours at the office of the Trustee by the Holders of the Notes upon request and will be made available at the offices of the Paying Agent .

At least 30 days prior to each date on which any payment under or with respect to the Notes or the guarantee thereof is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the Trustee an officers’ certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will furnish such other information necessary to enable the Paying Agent to pay such Additional Amounts to Holders on the payment date. Each such officers’ certificate shall be relied upon until receipt of a further officers’ certificate addressing such matters.

Wherever in the Indenture, the Notes or the guarantee there are references in any context, to:

(1)	the payment of principal,

(2)	interest, or

(3)	any other amount payable on or with respect to the Notes or the guarantee,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, issuance, transfer and similar Taxes that arise in any Relevant Taxing Jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes or the guarantee, or the enforcement of the Notes, the guarantee thereof or any other such document or instrument following the occurrence of any event of default with respect to the Notes, limited, solely in the case of Taxes attributable to the receipt of any payments with respect to the Notes or the guarantee, to any Taxes imposed in a Relevant Taxing Jurisdiction that are not excluded under clause (a) through (d), or (f) through (l), or any combination thereof.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.”

Section 2.06. No Sinking Fund.

Article 12 of the Base Indenture shall not apply to the Notes.

Section 2.07. No Conversion Features.

No conversion features shall apply to the Notes.

Section 2.08. Method of Payment.

Solely for purposes of the Notes, Section 3.7 of the Base Indenture is hereby amended by inserting at the end of the second to last paragraph thereto the following:

“The payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.”

ARTICLE THREE

GUARANTEE

Section 3.01. Parent Guarantee

(a) The Parent Guarantor, by its execution of this Supplemental Indenture, hereby agrees with each Holder of a Note authenticated and delivered by the Trustee and with the Trustee for itself and on behalf of each such Holder, to be unconditionally bound by the terms and provisions of the Guarantee set forth below and authorizes the Trustee to confirm such Guarantee to the Holder of each such Note of the Issuer, with such Guarantee endorsed thereon, by its authentication, execution and delivery of each such Note by the Trustee.

GUARANTEE OF

PERRIGO COMPANY PLC

For value received, PERRIGO COMPANY PLC, a company duly organized and existing under the laws of Ireland (herein called the “Parent Guarantor,” which term includes any successor Person under the Indenture), hereby fully, irrevocably and unconditionally guarantees to the Holder of the Notes and to the Trustee for itself and on behalf of each such Holder the due and punctual payment of the principal of (and premium, if any, on) and interest on the Notes when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture, and all other amounts owed under the Indenture, all in accordance with and subject to the terms and limitations of the Notes and Article 14 of the Base Indenture. In case of the failure of PERRIGO FINANCE UNLIMITED COMPANY, a public unlimited company duly organized under the laws of Ireland (herein called the “Issuer,” which term includes any successor Person under such Indenture), to promptly make any such payment of principal (and premium, if any) or interest, or any other payments owed under the Indenture, the Parent Guarantor hereby agrees to cause any such payment of principal (and premium, if any) or interest, and all other amounts owed under the Indenture, to be made promptly when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer, subject to the terms and limitations of Article 14 of the Base Indenture.

The Parent Guarantor hereby agrees that its obligations under the Guarantee and the Indenture shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, joint and several, irrespective of, and shall be unaffected by any failure to enforce the provisions of the Notes or the Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto, by the Holder of a

Note or the Trustee for such Notes or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Parent Guarantor, increase the principal amount of such Note, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof, or increase the principal amount of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration or the maturity thereof pursuant to Article 5 of the Base Indenture. The Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to the Notes or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under the Notes and all demands whatsoever, and covenants that the Guarantee of the Parent Guarantor will not be discharged, except, by payment in full of the principal of (and premium, if any, on) and interest on the Notes, or as otherwise set forth in this Indenture; provided, that if any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Parent Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Parent Guarantor any amount paid either to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

The Parent Guarantor shall be subrogated to all rights of the Holder of the Notes and the Trustee for the Notes against the Issuer in respect of any amounts paid to such Holder by the Parent Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Parent Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of (and premium, if any, on) and interest on all Notes of the same series issued under the Indenture shall have been paid in full.

(b) Notwithstanding Section 2.1, Section 2.4(a), Section 3.3, Section 14.2 and any other provisions of the Base Indenture, and solely for purposes of the Notes, the Parent Guarantor, the Issuer and the Trustee hereby agree that notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes, (i) the Guarantee of the Parent Guarantor shall remain in full force and effect and (ii) all references in the Base Indenture to any Guarantee endorsed on the Notes shall be deemed to refer to the Guarantee of the Parent Guarantor contained in this Section 3.01.

(c) The Notes will not be guaranteed by any of the Parent Guarantor’s subsidiaries.

Section 3.02. Termination of the Guarantee.

The Parent Guarantor’s Guarantee in respect of the Notes shall terminate upon the Legal Defeasance or discharge of the Notes pursuant to Article 4 or Section 13.2 of the Base Indenture, as the case may be.

ARTICLE FOUR

REDEMPTION

Section 4.01. Optional Redemption

(a) Prior to the case may be, at any time or from time to time. The Redemption Price for the Notes to be redeemed on any Redemption Date will be equal to the greater of the following amounts:

(1) 100% of the principal amount of the Notes to be redeemed on the Redemption Date; and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (calculated as if such Notes matured on the Par Call Date), exclusive of interest accrued to, but excluding, the Redemption Date, discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 40 basis points, as determined by the Independent Investment Banker;

plus, in each case, accrued and unpaid interest, if any, on the Notes to be redeemed to, but excluding, the Redemption Date.

(b) Notwithstanding Section 4.01(a), on or after the Par Call Date, the Issuer shall have the right to redeem, at its option, in whole or in part, the Notes at a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus, accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

(c) Notwithstanding Sections 4.01(a) and 4.01(b), installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date, will be payable on the Interest Payment Date to the registered holders as of the close of business on the relevant Record Date according to the Notes and the Indenture.

(d) Notice of any redemption will be mailed (or, to the extent permitted or required by applicable procedures or regulations of DTC, sent electronically) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. Unless the Issuer defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

(e) If the Issuer chooses to redeem less than all of the Notes and the Notes are global notes, the Notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the Notes to be redeemed are not global notes then held by DTC, the particular Notes to be redeemed shall be selected by the Trustee not more than 45 days prior to the Redemption Date. Subject to applicable DTC procedures or regulations, the Trustee will select the Notes to be redeemed by such method as the Trustee shall deem appropriate.

(f) Notwithstanding anything to the contrary in clause (f) of the second paragraph of Section 11.4 and the last paragraph of Section 11.4 of the Base Indenture, the Issuer shall not be permitted to undertake an optional redemption of the Notes pursuant to this Section 4.01 that is subject to conditions precedent.

Section 4.02. Redemption for Taxation Reasons.

Section 11.8 of the Base Indenture shall apply to the Notes. Solely for purposes of the Notes, Section 11.8 of the Base Indenture is hereby replaced in its entirety as follows:

“The Issuer may redeem the notes in whole, but not in part, at its discretion at any time upon giving not less than 15 days nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed by the Issuer for redemption (a “Tax Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if as a result of:

(1) any change in, or amendment to, any law, treaty, regulations or rulings of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice ) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Issuer, with respect to the Notes, or the Parent, with respect to its guarantee, as the case may be, has become, is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts.

Any Change in Tax Law must become effective on or after the Issue Date. In the case of a successor of the Issuer that is not a tax resident in the same jurisdiction as the Issuer or a successor of the Parent that is not a tax resident in the same jurisdiction as the Parent or a successor of Perrigo Company that is not a tax resident in the same jurisdiction as Perrigo Company, the Change in Tax Law must become effective after the date that such entity first makes payments on the Notes. The Issuer will provide notice of such redemption as required under Section 11.4. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts in respect of the notes or the guarantee were then due and (b) unless, at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the sending or mailing of any notice of redemption of the notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an officers’ certificate stating that it is entitled to effect such redemption, and (b) an opinion of an independent tax counsel of recognized standing in the Relevant Tax Jurisdiction to the effect that the Issuer or the Parent has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such officers’ certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent described above, in which event such redemption will be conclusive and binding on the Holders.

ARTICLE FIVE

EVENTS OF DEFAULT

Section 5.01. Events of Default.

Solely for purposes of the Notes, Section 5.1 of the Base Indenture is hereby amended by deleting clause (f) of Section 5.1 and inserting new clauses (f) and (g) as follows:

(1) default in the payment of the purchase price of any Notes the Issuer is required to purchase pursuant to Section 6.03 of the Supplemental Indenture; and

(2) the Guarantee of the Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or the Parent Guarantor, or any responsible Officer acting on behalf of the Parent Guarantor, denies or disaffirms its obligations under the Guarantee of the Notes.

ARTICLE SIX

COVENANTS

Section 6.01. Limitation upon Liens.

(a) Solely for purposes of the Notes, the first sentence of Section 10.6 of the Base Indenture is hereby amended by replacing the phrase “create, incur, issue or assume” with the phrase “create, incur, issue, assume or guarantee.”

(b) Solely for purposes of the Notes, Section 10.6(a) of the Base Indenture is hereby amended by replacing the phrase “date of the Indenture” with the phrase “Issue Date.”

(c) Solely for purposes of the Notes, Section 10.6(c) of the Base Indenture is hereby amended by inserting the words “the Issuer,” immediately before the first reference to “Parent” appearing in such subsection.

(d) Solely for purposes of the Notes, Section 10.6(g) of the Base Indenture is hereby amended by replacing the word “and” with the word “or” immediately before subsection (ii).

Section 6.02. Limitations on Activities of the Issuer.

So long as any of the Notes remain outstanding, the Issuer shall not engage in any business or activity other than:

(a) the establishment and maintenance of its legal existence, including the incurrence of fees, costs and expenses relating to such establishment and maintenance;

(b) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent Guarantor;

(c) incurring fees, costs and expenses relating to organization overhead including professional fees for legal, tax and accounting issues and paying taxes;

(d) the execution and delivery of the Indenture and the performance of its obligations thereunder and the issuance of the Notes and any additional debt securities under the Indenture;

(e) taking all actions, including executing and delivering any related agreements in connection with Debt existing on the Issue Date or the incurrence of other indebtedness not prohibited by any Debt outstanding from time to time, or in connection with any other financing transactions;

(f) providing indemnification to officers and directors;

(g) the making of intercompany loans, distributions of cash, cash equivalents or Equity Interests and/or any transactions consummated substantially contemporaneously with and in connection with any financing transactions;

(h) financing the business and operations of the Parent or any of its affiliates, including the incurrence and repayment of indebtedness or other obligations, the making of loans or other investments and the payment of dividends or other distributions, and

(i) activities necessary or advisable for or incidental, related, complementary, similar, supplemental or ancillary to the businesses or activities described in any of the foregoing clauses (a) through (h).

Section 6.03. Offer to Purchase Notes Upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Issuer shall have exercised its option to redeem the Notes pursuant to Article 4, the Issuer shall make an offer (the “Change of Control Offer”) to each Holder of the Notes as to which the Change of Control Triggering Event has occurred to repurchase all (equal to $200,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s applicable Notes on the terms set forth in such Notes. In the Change of Control Offer, the Issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control Triggering Event, but after public announcement of the transaction that constitutes or may constitute the Change of Control Triggering Event, a notice will be mailed (or, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) to Holders of the Notes and the Trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice will, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring with respect to the Notes on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(1)	accept for payment all Notes or portions of such Notes properly tendered pursuant to the applicable Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all such Notes or portions of Notes properly tendered; and

(3)

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions of such Notes being repurchased and that all conditions precedent provided for in the Indenture to the Change of Control Offer and to the repurchase by the Issuer of the Notes pursuant to the Control Payment Offer have been met.

(d) The Issuer will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations applicable to the repurchase of the Notes. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Indenture or the Notes, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached the Issuer’s obligations under the Change of Control Offer provisions of the Indenture or the Notes by virtue of any such conflict.

(f) For purposes of this Section 6.03, the following definitions shall apply:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Parent Guarantor (or the Parent Guarantor’s Affiliate Transferee) or other Voting Stock into which the Voting Stock of the Parent Guarantor (or the Parent Guarantor’s Affiliate Transferee) is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the

Parent Guarantor (or the Parent Guarantor’s Affiliate Transferee) and the assets of the Subsidiaries of the Parent Guarantor (or the Parent Guarantor’s Affiliate Transferee), taken as a whole, to one or more Persons, other than the Parent Guarantor or a Subsidiary of the Parent Guarantor (or the Parent Guarantor’s Affiliate Transferee). Notwithstanding the foregoing, a transaction referenced in clause (1) of this definition will not be deemed to be a Change of Control if (i) the Parent Guarantor becomes a direct or indirect Wholly-Owned Subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Parent Guarantor’s Voting Stock immediately prior to that transaction. Notwithstanding the foregoing, a transaction referenced in clause (2) of this definition will not be deemed a Change of Control if (i) the Parent Guarantor becomes a direct or indirect Wholly-Owned Subsidiary of a holding company, (ii) the transferee of all or substantially all of the Parent Guarantor’s assets and the assets of the Parent Guarantor’s Subsidiaries, taken as a whole, is also a direct or indirect Wholly-Owned Subsidiary of such holding company (such transferee, the Parent Guarantor’s “Affiliate Transferee”), (iii) such holding company provides a full and unconditional guarantee of the Notes (whereupon such holding company shall be substituted as “the Parent Guarantor” for the purposes of the Notes and Indenture (without the release of the guarantee of the entity formerly considered to be the “Parent”)) and (iv) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Parent Guarantor’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Rating Agencies” means (1) each of Moody’s and S&P, and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer (as certified by a resolution of the Issuer’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Parent Guarantor’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at the Issuer’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor to its ratings agency business.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Section 6.04. Consolidation and Mergers and Sales, Leases and Conveyances Permitted Subject to Certain Conditions.

(a) Solely for purposes of the Notes, Section 8.1(a) and (b) of the Base Indenture are hereby amended and restated as follows:

(1) Notwithstanding anything contained herein or in any of the Notes, the Issuer may consolidate with or merge with or into or amalgamate or convert into any other corporation, limited liability company, limited partnership or other legal entity and the Issuer may sell, lease or convey all or substantially all of its assets to any legal entity organized and existing under the laws of the United States of America or a State thereof, any country in the European Union, the United Kingdom, Canada, Israel or Switzerland; provided, that in any such case, either the Issuer shall be the surviving entity, or the successor entity (or the entity which shall have received such assets) shall expressly assume, pursuant to a supplemental indenture, all of the Issuer’s obligations under this Indenture and the Notes.

(2) Notwithstanding anything contained herein or in any of the Notes, the Parent Guarantor may consolidate with or merge with or into or amalgamate or convert into any other corporation, limited liability company, limited partnership or other legal entity and the Parent Guarantor may sell, lease or convey all or substantially all of its assets to any legal entity organized and existing under the laws of the United States of America or a State thereof, any country in the European Union, the United Kingdom, Canada, Israel or Switzerland; provided, that in any such case, either the Parent Guarantor shall be the surviving entity, or the successor entity (or the entity which shall have received such assets) shall expressly assume, pursuant to a supplemental indenture, all of the Parent Guarantor’s obligations under this Indenture, the Notes and the Guarantee.

(b) Solely for purposes of the Notes, Section 8.3 of the Base Indenture is hereby amended to delete the last sentence thereof.

Section 6.05. Limitation upon Sale and Lease-Back Transactions.

Solely for purposes of the Notes, Section 10.7 of the Base Indenture is hereby amended by replacing the lead-in language to the first paragraph of such Section 10.7 with the following language:

The Parent will not itself, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless, either:

ARTICLE SEVEN

DEFEASANCE

(a) Article 13 of the Base Indenture, relating to Legal Defeasance and Covenant Defeasance, shall apply to the Notes; provided, however, that for purposes of Section 13.3 of the Base Indenture as it applies to the Notes, the covenants set forth in Sections 6.02 and 6.03 hereof (and the related Events of Default) shall also be subject to covenant defeasance, as provided in the Base Indenture, in addition to the covenants specified in such Section 13.3, as modified by this Supplemental Indenture.

(b) Solely for purposes of the Notes, Section 13.3 of the Base Indenture is hereby amended by (1) replacing the phrase “the Issuer shall be released from its obligations” in the first sentence with the phrase “the Issuer and the Parent shall be released from their respective obligations” and (2) replacing the phrase “the Issuer may omit” in the second sentence with the phrase “the Issuer and the Parent may omit.”

(c) Solely for purposes of the Notes, Section 13.4(1) of the Base Indenture is hereby amended by replacing the phrase “The Issuer shall irrevocably” with the phrase “The Issuer or the Parent shall irrevocably.”

(d) Solely for purposes of the Notes, Section 13.4(2) of the Base Indenture is hereby amended and restated in its entirety as follows:

In the event of an election under Section 13.2, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of execution of this instrument, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, subject to customary assumptions and exclusions, the Holders of such Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit, Legal Defeasance and discharge to be effected with respect to such Securities.

(e) Solely for purposes of the Notes, Section 13.4(3) of the Base Indenture is hereby amended and restated in its entirety as follows:

In the event of an election under Section 13.3, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the Holders of such Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to such Securities.

(f) Solely for purposes of the Notes, Section 13.5 of the Base Indenture is hereby amended by replacing the phrase “pay to the Issuer from time to time” in the third paragraph with the phrase “pay to the Issuer or the Parent, as applicable, from time to time.”

(g) Solely for purposes of the Notes, Section 13.6 of the Base Indenture is hereby amended by replacing the phrase “from which the Issuer has been discharged” with the phrase “from which the Issuer and the Parent have been discharged.”

ARTICLE EIGHT

SATISFACTION AND DISCHARGE

(a) Solely for purposes of the Notes, the first paragraph of Section 4.1 of the Base Indenture is hereby amended by replacing the phrase “this Indenture shall cease to be of further effect” with the phrase “this Indenture shall cease to be of further effect with respect to any series of Securities.”

(b) Solely for purposes of the Notes, Section 4.1(a)(i) of the Base Indenture is hereby amended by replacing the phrase “all Securities theretofore” with the phrase “all Securities of such series theretofore.”

(c) Solely for purposes of the Notes, Section 4.1(a)(ii) of the Base Indenture is hereby amended by replacing the phrase “all such Securities not theretofore” with the phrase “all Securities of such series not theretofore.”

(d) Solely for purposes of the Notes, Section 4.1(a)(ii)(3) of the Base Indenture is hereby amended by (i) replacing the phrase “and the Issuer, in the case of (1), (2) or (3) above” with the phrase “and the Issuer or the Parent, in the case of (1), (2) or (3) above,” and (ii) by adding the phrase “(accompanied by an opinion of a nationally recognized firm of independent public accountants if U.S. Government Obligations are delivered)” after the second occurrence and the word “sufficient” therein.

(e) Solely for purposes of the Notes, Section 4.1(c) of the Base Indenture is hereby amended by replacing the phrase “discharge of this Indenture” with the phrase “discharge of this Indenture as to such series of Securities.”

(f) Solely for purposes of the Notes, the last paragraph of Section 4.1 of the Base Indenture is hereby amended by replacing the phrase “discharge of this Indenture” with the phrase “discharge of this Indenture with respect to any series of Securities.”

ARTICLE NINE

SUPPLEMENTAL INDENTURES

Solely for purposes of the Notes, Section 9.2 of the Base Indenture is hereby amended by deleting clauses (a), (b), (c) and (d) of Section 9.2 and inserting new clauses (a), (b), (c), (d), (e), (f), (g) and (h) of Section 9.2 as follows:

(a) change the Stated Maturity of the principal of, or any installment of interest on or any Additional Amounts payable with respect to the Notes;

(b) reduce the principal amount of, or interest on or any Additional Amounts payable with respect to the Notes, reduce the amount of principal which could be declared due and payable prior to the Stated Maturity or reduce the premium payable upon the redemption thereof;

(c) impair the right to enforce any payment on or after the Stated Maturity or Redemption Date;

(d) change the place or currency of any payment of principal of, premium or interest on, or any Additional Amounts payable with respect to the Notes;

(e) modify in a manner adverse in any material respect to the Holder of the outstanding Notes the terms and conditions of the Parent under its Guarantee with respect to the Notes or this Indenture;

(f) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required to modify or amend this Indenture;

(g) reduce the percentage of outstanding Notes necessary to waive any past default to less than a majority; or

(h) modify the provisions in this Indenture relating to adding provisions or changing or eliminating provisions of this Indenture or modifying rights of Holders of Notes to waive compliance with any term of this Indenture.

ARTICLE TEN

PROVISION OF INFORMATION

By acceptance of any Note issued hereunder, unless otherwise prohibited by law, each Holder is deemed to agree to provide to the Issuer, upon request, any correct, complete and accurate forms, certification or information that may be required in order for the Issuer to comply with FATCA, CRS and DAC II.

ARTICLE ELEVEN

MISCELLANEOUS

Section 11.01. Application of Supplemental Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed. This Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 11.02. Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 11.03. Conflict with Base Indenture. To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

Section 11.04. Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUER, THE PARENT GUARANTOR, THE TRUSTEE AND EACH HOLDER OF ANY NOTE BY ACCEPTANCE THEREOF HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY AND HEREBY.

Section 11.05. Successors and Assigns. All agreements of the Issuer in the Base Indenture, this Supplemental Indenture and the Notes shall bind its successors and assigns. All agreements of the Parent Guarantor in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors and assigns.

Section 11.06. Counterparts. This instrument may be executed in any number of counterparts (which may include counterparts delivered electronically or by any other standard form of telecommunication), each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of original Supplemental Indenture No. 3 for all purposes. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.07. Trustee Disclaimer. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and the Notes and the Guarantee other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein and in the Notes are deemed to be those of the Issuer and not the Trustee and the Trustee assumes no responsibility for the same. The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof. Neither the Trustee nor any Paying Agent shall be responsible for monitoring the rating status of the Issuer or the Parent Guarantor, making any request upon any Rating Agency, or determining whether any Rating Event has occurred.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

PERRIGO FINANCE UNLIMITED COMPANY

By:	/s/ James Larson
Name:	James Larson
Title:	Secretary (Principal Officer)

PERRIGO COMPANY PLC, as the Parent Guarantor

By:	/s/ Raymond Silcock
Name:	Raymond Silcock
Title:	Executive Vice President and
Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

[Signature Page to Supplemental Indenture No. 2]

Exhibit A

Form of Global Note representing the 2030 Notes

EXHIBIT A

Form of Global Note representing the 2030 Notes

FACE OF NOTE

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP: 71429M AC9

ISIN: US71429MAC91

GLOBAL NOTE

3.150% Senior Notes due 2030

No. [ ]	$[ ]

PERRIGO FINANCE UNLIMITED COMPANY promises to pay to CEDE & CO. or registered assigns the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto on June 15, 2030.

Interest Payment Dates: June 15 and December 15, commencing December 15, 2020

Record Dates: June 1 and December 1

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

PERRIGO FINANCE UNLIMITED COMPANY

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: June 19, 2020

[Reverse Side of Note]

3.150% Senior Notes due 2030

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Perrigo Finance Unlimited Company, a public unlimited company organized under the law of Ireland (the “Issuer”), promises to pay interest on the principal amount of this Note at 3.150% per annum (subject to adjustment as set forth in Section 6 below) from and including June 19, 2020 until but excluding maturity. The Issuer shall pay interest semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be December 15, 2020. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on June 1 and December 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 3.7 of the Base Indenture with respect to defaulted interest. Principal, premium, if any, and interest on, and Additional Amounts, if any, payable with respect to, the Notes shall be payable at the office or agency of the Issuer maintained for such purpose; provided that, at the option of the Issuer, interest on the Notes may be paid by mailing checks for such interest to or upon the written order of the Holders thereof at their last address as they shall appear on the Security Register or by wire transfer or other electronic means to Holders of $1,000,000 or more in aggregate principal amount of Securities having wire transfer addresses within the continental United States; provided further that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND SECURITY REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Security Registrar. Neither the Trustee nor any Paying Agent shall be responsible for monitoring the Issuer’s rating status, making any request upon any rating agency, or determining whether any rating event has occurred. The Issuer may change any Paying Agent or Security Registrar without notice to the Holders. The Issuer or any Wholly-Owned Subsidiary incorporated or organized within the United States of America may act as Paying Agent or Security Registrar.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of December 2, 2014 (the “Base Indenture”), among the Issuer, Perrigo Company Plc (the “Parent Guarantor”) and the Trustee, as supplemented by Supplemental Indenture No. 3 dated as of June 19, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). This Note is one of the duly authorized and issued Notes of the Issuer designated as its 3.150% Senior Notes due 2030. The Issuer shall be entitled to issue Additional Notes pursuant to Article 3 of the Base Indenture and Section 2.01 of the Supplemental Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture; provided, that if such Additional Notes are not fungible with the other Notes for U.S. federal income tax purposes, the Additional Notes will be issued under a separate CUSIP number. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption and tax redemption, as further described in the Indenture.

6. INTEREST RATE ADJUSTMENT BASED ON CERTAIN RATING EVENTS. The interest rate payable on the Notes will be subject to adjustments from time to time if either Moody’s or S&P or, if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Issuer as a replacement agency for Moody’s or S&P (a “substitute rating agency”), downgrades (or subsequently upgrades) the rating assigned to the Notes in the manner described below.

If the rating from Moody’s (or any substitute rating agency therefor) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below, plus any applicable percentage from the immediately following paragraph.

Moody’s Rating*	Percentage interest rate increase on the Notes
Ba1	0.250%
Ba2	0.500%
Ba3	0.750%
B1 or below	1.000%

*	Including the equivalent ratings, in either case of any substitute rating agency or under any successor rating categories of Moody’s.

In addition, if the rating from S&P (or any substitute rating agency therefor) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below, plus any applicable percentage from the immediately preceding paragraph.

S&P Rating*	Percentage interest rate increase on the Notes
BB+	0.250%
BB	0.500%
BB-	0.750%
B+ or below	1.000%

*	Including the equivalent ratings, in either case of any substitute rating agency or under any successor rating categories of S&P.

Notwithstanding the forgoing, if at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P (or, in either case, a substitute rating agency therefor), as the case may be, subsequently upgrades its rating of the Notes to any of the threshold ratings set forth above, the interest rate on the Notes will be decreased such that the interest rate for the Notes equals the interest rate payable on the Notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any substitute rating agency therefor) subsequently upgrades its rating of the Notes to Baa3 or higher (or its respective equivalent, in either case of any substitute rating agency or under any successor rating categories of Moody’s), and S&P (or any substitute rating agency therefor) upgrades its rating to BBB- or higher (or its respective equivalent, in either case of any substitute rating agency or under any successor rating categories of S&P), the interest rate on the Notes will be decreased to the interest rate payable on the Notes on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the Notes will be decreased so that is does not reflect any increase attributable to the upgrading rating agency).

In addition, the interest rates on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the Notes become rated Baal and BBB+ (or the equivalent of either such rating, in the case of a substitute rating agency) or higher by Moody’s and S&P (or, in either case, a substitute rating agency therefor), respectively (or one of these ratings if the Notes are only rated by one rating agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above (or an equivalent rating, in either case of any substitute rating agency or under any successor rating categories of Moody’s or S&P, as the case may be), whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency therefor), shall be made independent of any and all other adjustments; provided, however, in no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on the date of their initial issuance or (2) the total increase in the interest rate on the Notes exceed 2.000% above the interest rate payable on the Notes on the date of their initial issuance.

Except as provided in this paragraph and the immediately following paragraph, no adjustments in the interest rate of the Notes shall be made solely as a result of a rating agency ceasing to provide a rating of such Notes. If at any time fewer than two rating agencies provide a rating of the Notes for any reason beyond our control, the Issuer will use our commercially reasonable efforts to obtain a rating of such Notes from a substitute rating agency, to the extent one exists, and if a substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above:

(a) such substitute rating agency will be substituted for the last rating agency to provide a rating of such Notes, but which has since ceased to provide such rating;

(b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Issuer and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table; and

(c) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a downgraded rating by the other rating agency).

For so long as only one rating agency provides a rating of the Notes, any subsequent increase or decrease in the interest rate of such Notes necessitated by a reduction or increase in the rating by the rating agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a substitute rating agency provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.000% above the interest rate payable on the Notes on the date of their initial issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period commencing after the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which the rating change occurs. If Moody’s or S&P (or, in either case, a substitute rating agency therefor) changes its rating of the Notes more than once during any particular interest period, the last change by such agency will control for purposes of any interest rate increase or decrease with respect to the Notes described above relating to such rating agency’s action.

If the interest rate payable on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires

The interest rate and the amount of interest payable on the Notes will be determined and calculated by the Issuer. For the avoidance of doubt, the Trustee shall have no duty to monitor any ratings of the Notes, or to determine if an adjustment to any interest rate is to be made or what an interest rate should be, or make any other determinations or calculations in respect of the interest amounts due on the Notes.

7. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note to be redeemed in part. Pursuant to Section 2.3 of the Base Indenture, and except as provided in Section 3.5 of the Base Indenture (as amended by 2.03(g) of the Supplemental Indenture), this Note shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon, and the aggregate amount of Outstanding Notes represented thereby may from time to time be reduced to reflect exchanges or increased to reflect the issuance of Additional Notes.

8. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

9. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

10. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 5.1 of the Base Indenture, as amended by Section 5.01 of the Supplemental Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

11. GUARANTEE. Payment of principal of, premium, if any, and interest on, and Additional Amounts, if any, payable with respect to, this Note is fully, irrevocably and unconditionally guaranteed by Perrigo Company plc, a public limited company organized under the law of Ireland, as set forth in the Indenture.

12. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

13. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

14. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

PERRIGO FINANCE UNLIMITED COMPANY

c/o PERRIGO COMPANY PLC

The Sharp Building

Hogan Place

Dublin 2, Ireland

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ___________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 6.03 of the Supplemental Indenture, check the appropriate box below:

[ ] Section 6.03

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 6.03 of the Supplemental Indenture, state the amount you elect to have purchased:

$_____________	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $200,000)

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: ______________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $[                ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form

NOTATION OF GUARANTEE

For value received, PERRIGO COMPANY PLC, a company duly organized and existing under the laws of Ireland (herein called the “Parent Guarantor,” which term includes any successor Person under the Indenture), hereby fully, irrevocably and unconditionally guarantees to the Holder of the Notes and to the Trustee for itself and on behalf of each such Holder the due and punctual payment of the principal of (and premium, if any, on) and interest on the Notes when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture, and all other amounts owed under the Indenture, all in accordance with and subject to the terms and limitations of the Notes and Article 14 of the Base Indenture. In case of the failure of PERRIGO FINANCE UNLIMITED COMPANY, a public unlimited company duly organized under the laws of Ireland (herein called the “Issuer,” which term includes any successor Person under such Indenture), to promptly make any such payment of principal (and premium, if any) or interest, or any other payments owed under the Indenture, the Parent Guarantor hereby agrees to cause any such payment of principal (and premium, if any) or interest, and all other amounts owed under the Indenture, to be made promptly when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer, subject to the terms and limitations of Article 14 of the Base Indenture.

The Parent Guarantor hereby agrees that its obligations under the Guarantee and the Indenture shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, joint and several, irrespective of, and shall be unaffected by any failure to enforce the provisions of the Notes or the Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto, by the Holder of a Note or the Trustee for the Notes or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Parent Guarantor, increase the principal amount of such Note, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof, or increase the principal amount of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration or the maturity thereof pursuant to Article 5 of the Base Indenture. The Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to the Notes or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under the Notes and all demands whatsoever, and covenants that the Guarantee of the Parent Guarantor will not be discharged, except, by payment in full of the principal of (and premium, if any, on) and interest on the Notes, or as otherwise set forth in this Indenture; provided, that if any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Parent Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Parent Guarantor any amount paid either to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

The Parent Guarantor shall be subrogated to all rights of the Holder of the Notes and the Trustee for the Notes against the Issuer in respect of any amounts paid to such Holder by the Parent Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Parent Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of (and premium, if any, on) and interest on all Notes of the same series issued under the Indenture shall have been paid in full.

IN WITNESS HEREOF, the Parent Guarantor has caused this Notation of Guarantee to be duly executed.

PERRIGO COMPANY PLC, as the Parent Guarantor

By:
Name:
Title: